Exhibit 99.1

Cryoport Reports Fourth Quarter and Full Year 2023 Financial Results

▪	FY 2023 revenue of $233.3 million, in-line with guidance

▪	Year-over-year, Commercial Cell & Gene Therapy revenue rose 33%; BioStorage/BioServices revenue increased 45%

▪	Global clinical trials supported reached a record 675

NASHVILLE, Tennessee, March 12, 2024, - Cryoport, Inc. (NASDAQ: CYRX) (“Cryoport”), a global leader in supply chain solutions for cell & gene therapies, today announced financial results for the fourth quarter (Q4) and year (FY) ended December 31, 2023. Jerrell Shelton, CEO of Cryoport, commented, “Today we reported full year results including total revenue of $233.3 million for the fiscal year ended December 31, 2023. Our results were within our revenue guidance range, despite the challenging operating environment we experienced throughout the year.

“Notwithstanding these challenges, there were several bright spots. In 2023, our services business, the core driver of our growth, increased to 62% of total revenue. We also experienced year-over-year growth in our revenues from BioStorage/BioServices and from the support of commercial Cell & Gene therapies of 45% and 33%, respectively, demonstrating strong demand for our services offerings. In addition, we ended the year supporting a record 675 clinical trials worldwide, a net increase of 21 clinical trials over last year with 82 of these in phase 3. We believe our clinical trials portfolio constitutes a significant long-term revenue growth opportunity for Cryoport as more therapies continue to proceed through clinical trials towards commercial approval.

“Product revenues were lower than historical levels; however, MVE Biological Solutions’ revenue began to stabilize in the latter part of the year. Moreover, MVE continues to be a strong business unit, which has generated considerable free cash flow and maintained margins on its product revenue.

“Throughout 2023, we made targeted investments in our business and formed strategic relationships to further position ourselves for continued growth. Some of our actions included our acquisition of Bluebird Express last November, which is in support of accelerating CRYOPDP’s U.S. expansion plans; our expanded relationship with NMDP BioTherapies (formerly known as Be The Match Biotherapies) in which they will be leveraging our new IntegriCellTM platform in support of allogeneic donor recruitment, collection, and cryo-processing; our acquisition of Tec4med, providing next generation condition monitoring; and our new collaboration with Cell & Gene Therapy Catapult in the U.K. to support Cell & Gene therapies’ clinical trials and future commercial growth throughout Europe. We also made substantial progress on the business development front, welcoming a number of key new clients, as well as continuing to launch innovative products and services, including our Cryoport Elite™ UltraCold -80°C shipper, further expanding our end-to-end solutions supporting Cell & Gene therapies.

“As we enter 2024, we are focused on leveraging the strength of our industry-leading brands to serve our clients while capitalizing on the growth of the Cell & Gene therapy industry, as more of these lifesaving therapies receive regulatory approvals globally. By continuing to build out our platform and broaden our scope, we expect to further expand our market leading position in Cell & Gene therapy, arguably one of the most important segments of the life sciences. We believe our solutions, services, and products set industry standards and are critical components to bringing these life-saving treatments to patients globally. We anticipate 2024 as a year of progressive advancement in our business with stronger overall growth in our services business,” concluded Mr. Shelton.

In tabular form, revenue by market for Q4 2023 and FY 2023, as compared to the same periods in 2022 was as follows:

Cryoport, Inc. and Subsidiaries
Total revenues by market

(unaudited)

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2023	2022	% Change	2023	2022	% Change
Biopharma/Pharma	$47,949	$50,570	-5%	$192,583	$193,879	-1%
Animal Health	6,759	7,480	-10%	30,379	33,465	-9%
Reproductive Medicine	2,552	2,308	11%	10,293	9,933	4%
Total revenues	$57,260	$60,358	-5%	$233,255	$237,277	-2%

Revenue from the support of commercial Cell & Gene therapies increased 33% year-over-year with one new therapy approved in the fourth quarter and two new therapies receiving approval subsequent to year end, bringing our current total commercial count to 14. As of December 31, 2023, Cryoport supported a total of 675 global clinical trials, a net increase of 21 clinical trials over December 31, 2022 and 82 of the clinical trials we supported were in phase 3 as of year-end 2023. The number of trials by phase and region are as follows:

Cryoport Supported Clinical Trials by Phase

	December 31,
Clinical Trials	2021	2022	2023
Phase 1	255	275	282
Phase 2	273	300	311
Phase 3	74	79	82
Total	602	654	675

Cryoport Supported Clinical Trials by Region

	December 31,
Clinical Trials	2021	2022	2023
Americas	475	502	519
EMEA	93	110	112
APAC	34	42	44
Total	602	654	675

A total of 17 Cryoport supported Biologic License Applications (BLAs) or Marketing Authorization Applications (MAAs) were filed in 2023, of which 3 were filed during the fourth quarter. During 2024, we anticipate up to an additional 17 application filings, 9 new therapy approvals and an additional 7 label/geographic expansions or moves to earlier lines of treatment approved.

Financial Highlights

Revenue

•	Total revenue for Q4 2023 was $57.3 million compared to $60.4 million for Q4 2022, a year-over-year decrease of 5% or $3.1 million. By source, services revenue for Q4 2023 was $37.0 million, up 12% year-over-year, including BioStorage/BioServices revenue of $3.6 million, up 29% year-over-year. Product revenue for Q4 2023 was $20.2 million, down 26% year-over-year while flat sequentially.

•	Biopharma/Pharma revenue was $47.9 million, down 5% or $2.7 million for Q4 2023 compared to $50.6 million for Q4 2022. Revenue from the support of commercial Cell and Gene therapies increased by $1.5 million, or 36%, to $5.7 million for Q4 2023.

•	Animal Health revenue was $6.8 million for Q4 2023, down 10% or $0.7 million compared to $7.5 million for Q4 2022.

•	Reproductive Medicine revenue was $2.6 million for Q4 2023, up 11% compared to $2.3 million for Q4 2022.

•	Total revenue for FY 2023 was $233.3 million, compared to $237.3 million for FY 2022, a year-over-year decrease of 2%. By source, services revenue for FY 2023 was $144.1 million, up 8% year-over-year, including BioStorage/BioServices revenue of $13.6 million, up 45% year-over-year. Product revenue for FY 2023 was $89.2 million, down 14% year-over-year.

•	Biopharma/Pharma revenue was $192.6 million, down 1% or $1.3 million for FY 2023, compared to $193.9 million in 2022. Revenue from the support of commercial Cell and Gene therapies increased to $21.6 million, a gain of 33% or $5.3 million for FY 2023.

•	Animal Health revenue was $30.4 million, a decrease of 9% or $3.1 million for FY 2023, compared to $33.5 million for FY 2022.

•	Reproductive Medicine revenue increased to $10.3 million, up 4% for FY 2023, compared to $9.9 million for FY 2022.

Gross Margin

•	Gross margin was 40.6% for Q4 2023 compared to 43.5% for the same period in 2022. Gross margin was 42.6% for FY 2023 compared to 43.8% for FY 2022.

Operating Costs and Expenses

•	Operating costs and expenses increased to $93.1 million for Q4 2023, which includes a non-cash impairment charge to goodwill of $49.6 million related to the MVE Biological Solutions reporting unit, compared to operating costs and expenses of $37.3 million for Q4 2022. Operating costs and expenses increased to $214.5 million for FY 2023, compared to $135.8 million for the same period in the prior year.

Net Loss

•	Net loss for Q4 2023 and FY 2023 was $62.4 million and $99.6 million, respectively, compared to a net loss of $9.4 million and $37.3 million for the same periods in 2022, respectively.

•	Net loss attributable to common stockholders was $64.4 million, or $1.31 per share, and $107.6 million, or $2.21 per share, for Q4 2023 and FY 2023, respectively. This compares to a net loss attributable to common stockholders of $11.4 million, or $0.24 per share, and $45.3 million, or $0.93 per share, for Q4 2022 and FY 2022, respectively.

Adjusted EBITDA

•	Adjusted EBITDA was a negative $6.6 million for Q4 2023, compared to $0.7 million for Q4 2022. Adjusted EBITDA for FY 2023 was a negative $8.3 million, compared to $13.9 million for FY 2022.

Cash, Cash equivalents, and Short-Term Investments

•	Cryoport held $456.8 million in cash, cash equivalents, and short-term investments as of December 31, 2023.

Share Repurchase Update

•	On March 11, 2022, the Company announced that its board of directors authorized a repurchase program through December 31, 2025, authorizing the repurchase of common stock and/or convertible senior notes in the amount of up to $100.0 million. During FY 2023, the Company purchased 1.6 million shares of its common stock and repurchased $31.3 million in aggregate principal amount of its Convertible Senior Notes due in 2026 for an aggregate repurchase price of $25.1 million There is currently $36.0 million remaining available under the repurchase program.

Note: All reconciliations of GAAP to adjusted (non-GAAP) figures above are detailed in the reconciliation tables included later in the press release.

Outlook

The Company is expecting revenue to grow progressively and is providing full year 2024 revenue guidance of $242 - $252 million. The Company's 2024 guidance is dependent on its current business and expectations, which may be further impacted by, among other things, factors that are outside of our control, such as the global macroeconomic and geopolitical environment, continued supply chain constraints, inflationary pressures, volatility in the China economy, economic and geopolitical uncertainty and the effects of foreign currency fluctuations, as well as the other factors described in the Company's filings with the Securities and Exchange Commission ("SEC"), including in the "Risk Factors" section of its most recently filed periodic reports on Form 10-K and Form 10-Q, as well as in its subsequent filings with the SEC.

Additional Information

Further information on Cryoport’s financial results is included in the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Cryoport’s financial performance are provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which is expected to be filed with the SEC on March 12, 2024. Additionally, the full report will be available in the SEC Filings section of the Investor Relations section of Cryoport’s website at www.cryoportinc.com.

Earnings Conference Call Information

IMPORTANT INFORMATION: In addition to the earnings release, a document titled “Cryoport Fourth Quarter and Full Year 2023 in Review”, providing a review of Cryoport’s financial and operational performance and a general business update, will be issued at 4:05 p.m. ET on Tuesday, March 12, 2024. The document is designed to be read in advance of the questions and answers conference call and will be accessible at https://ir.cryoportinc.com/news-events/ir-calendar.

Cryoport management will host a conference call at 5:00 p.m. ET on March 12, 2024. The conference call will be in the format of a questions and answers session and will address any queries investors have regarding the Company’s reported results. A slide deck will accompany the call.

Conference Call Information

Date:	Tuesday, March 12, 2024
Time:	5:00 p.m. ET
Dial-in numbers:	1-888-886-7786 (U.S.), 1-416-764-8658 (International)
Confirmation code:	Request the “Cryoport Call” or Conference ID: 33425097
Live webcast:	‘Investor Relations’ section at www.cryoportinc.com or click here. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

The questions and answers call will be recorded and available approximately three hours after completion of the live event in the Investor Relations section of the Company's website at www.cryoportinc.com for a limited time. To access the replay of the questions and answers click here. A dial-in replay of the call will also be available to those interested, until March 19, 2024. To access the replay, dial 1-844-512-2921 (United States) or 1-412-317-6671 (International) and enter replay entry code: 33425097#.

About Cryoport, Inc.

Cryoport, Inc. (Nasdaq: CYRX), is a global leader in supply chain solutions for cell & gene therapies that enable manufacturers, contract manufacturers (CDMO’s), contract research organizations (CRO’s), developers, and researchers to carry out their respective business with certainty. We provide a broad array of supply chain solutions for the life sciences industry. Through our platform of critical products and solutions including advanced temperature-controlled packaging, informatics, specialized bio-logistics services, bio-storage, bio-services, and cryogenic systems, we are “Enabling the Future of MedicineTM” worldwide, through our innovative systems, compliant procedures, and agile approach to superior supply chain management.

Our corporate headquarters, located in Nashville, Tennessee, is complimented by over 50 global locations in 17 countries, with key sites in the United States, United Kingdom, France, the Netherlands, Portugal, Germany, Japan, Australia, India, and China.

For more information, visit www.cryoportinc.com or follow via LinkedIn at https://www.linkedin.com/company/cryoportinc or @cryoport on X, formerly known as Twitter at www.twitter.com/cryoport for live updates.

Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding the Company's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, those related to the Company's industry, business, long-term growth prospects, including the Company’s belief that its clinical trials portfolio constitutes a significant long-term revenue growth opportunity, plans, strategies, acquisitions, future financial results and financial condition, such as the Company's outlook and guidance for full year 2024 revenue and the related assumptions and factors expected to drive revenue, projected growth trends in the markets in which the Company operates, the Company's plans and expectations regarding the launch of new products and services, such as the expected timing and benefits of such products and services launches, the Company’s expectations about future benefits of its acquisitions, the Company’s anticipation about 2024 as a year of progressive recovery in its business with stronger overall growth in the Company’s services business, the Company’s expectations of the continuing stabilization of MVE Biological Solutions revenue into 2024, the Company’s plans to continue to build out its platform and broaden its scope with the expectation to further expand its market leading position in cell & gene therapy, and anticipated regulatory filings or approvals with respect to the products of the Company's clients. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic and geopolitical conditions, supply chain constraints, inflationary pressures, the effects of foreign currency fluctuations, trends in the products markets, variations in the Company's cash flow, market acceptance risks, and technical development risks. The Company's business could be affected by other factors discussed in the Company's SEC reports, including in the "Risk Factors" section of its most recently filed periodic reports on Form 10-K and Form 10-Q, as well as in its subsequent filings with the SEC. The forward-looking statements contained in this press release speak only as of the date hereof and the Company cautions investors not to place undue reliance on these forward-looking statements. Except as required by law, the Company disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Cryoport Investor Contacts:

Todd Fromer / Scott Eckstein

KCSA Strategic Communications

cryoport@kcsa.com

Cryoport, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended December 31, (unaudited)		Years Ended December 31,
(in thousands, except share and per share data)	2023	2022	2023	2022
Revenues:
Service revenues	$37,025	$33,088	$144,087	$133,879
Product revenues	20,235	27,270	89,168	103,398
Total revenues	57,260	60,358	233,255	237,277
Cost of revenues:
Cost of service revenues	21,933	18,445	81,820	75,187
Cost of product revenues	12,066	15,636	52,103	58,217
Total cost of revenues	33,999	34,081	133,923	133,404
Gross margin	23,261	26,277	99,332	103,873
Operating costs and expenses:
Selling, general and administrative	38,814	32,635	146,880	120,055
Engineering and development	4,749	4,677	18,040	15,722
Goodwill impairment	49,569	-	49,569	-
Total operating costs and expenses:	93,132	37,312	214,489	135,777
Loss from operations	(69,871)	(11,035)	(115,157)	(31,904)
Other income (expense):
Investment income	2,615	2,677	10,577	8,474
Interest expense	(1,306)	(1,456)	(5,503)	(6,142)
Gain on debt extinguishment	-	-	5,679	-
Other income (expense), net	4,814	1,855	5,056	(5,522)
Loss before provision for income taxes	(63,748)	(7,959)	(99,348)	(35,094)
(Provision for) benefit from income taxes	1,359	(1,477)	(239)	(2,239)
Net loss	$(62,389)	$(9,436)	$(99,587)	$(37,333)
Paid-in-kind dividend on Series C convertible preferred stock	(2,000)	(2,000)	(8,000)	(8,000)
Net loss attributable to common stockholders	$(64,389)	$(11,436)	$(107,587)	$(45,333)
Net loss per share attributable to common stockholders - basic and diluted	$(1.31)	$(0.24)	$(2.21)	$(0.93)
Weighted average common shares outstanding - basic and diluted	48,965,068	48,508,766	48,737,377	48,987,295

Cryoport, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,
(in thousands)	2023	2022
Current assets:
Cash and cash equivalents	$46,346	$36,595
Short-term investments	410,409	486,728
Accounts receivable, net	42,074	43,858
Inventories	26,206	27,678
Prepaid expenses and other current assets	10,077	9,317
Total current assets	535,112	604,176
Property and equipment, net	84,858	63,603
Operating lease right-of-use assets	32,653	26,877
Intangible assets, net	194,382	191,009
Goodwill	108,403	151,117
Deposits	1,680	1,017
Deferred tax assets	656	947
Total assets	$957,744	$1,038,746

Current liabilities:
Accounts payable and other accrued expenses	$26,995	$30,855
Accrued compensation and related expenses	11,409	5,649
Deferred revenue	1,308	439
Current portion of operating lease liabilities	5,371	3,720
Current portion of finance lease liabilities	286	60
Current portion of notes payable	149	128
Current portion of contingent consideration	92	-
Total current liabilities	45,610	40,851
Convertible senior notes, net	378,553	406,708
Notes payable, net	1,335	355
Operating lease liabilities, net	29,355	24,721
Finance lease liabilities, net	954	216
Deferred tax liabilities	2,816	4,929
Other long-term liabilities	601	451
Contingent consideration	9,497	4,677
Total liabilities	468,721	482,908
Total stockholders' equity	489,023	555,838
Total liabilities and stockholders' equity	$957,744	$1,038,746

Note Regarding Use of Non-GAAP Financial Measures

To supplement our financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance as defined in Regulation G of the Securities Exchange Act of 1934 are included in this release: revenue at constant currency, revenue growth rate at constant currency and adjusted EBITDA. Non-GAAP financial measures are not calculated in accordance with GAAP, are not based on any comprehensive set of accounting rules or principles and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures, including revenue at constant currency, revenue growth rate at constant currency and adjusted EBITDA, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

We believe that revenue growth is a key indicator of how Cryoport is progressing from period to period and we believe that the non-GAAP financial measures, revenue at constant currency and revenue growth rate at constant currency, are useful to investors in analyzing the underlying trends in revenue. Under GAAP, revenues received in local (non-U.S. dollar) currency are translated into U.S. dollars at the average exchange rate for the period presented. As a result, fluctuations in foreign currency exchange rates affect the results of our operations and the value of our foreign assets and liabilities, which in turn may adversely affect results of operations and cash flows and the comparability of period-to-period results of operations. When we use the term “constant currency,” it means that we have translated local currency revenues for the current reporting period into U.S. dollars using the same average foreign currency exchange rates for the conversion of revenues into U.S. dollars that we used to translate local currency revenues for the comparable reporting period of the prior year. Revenue growth rate at constant currency refers to the measure of comparing the current reporting period revenue at constant currency with the reported GAAP revenue for the comparable reporting period of the prior year.

However, we also believe that data on constant currency period-over-period changes have limitations, particularly as the currency effects that are eliminated could constitute a significant element of our revenue and could significantly impact our performance. We therefore limit our use of constant currency period-over-period changes to a measure for the impact of currency fluctuations on the translation of local currency revenue into U.S. dollars. We do not evaluate our results and performance without considering both period-over-period changes in non-GAAP constant currency revenue on the one hand and changes in revenue prepared in accordance with GAAP on the other. We caution the readers of this press release to follow a similar approach by considering revenue on constant currency period-over-period changes only in addition to, and not as a substitute for, or superior to, changes in revenue prepared in accordance with GAAP.

Adjusted EBITDA is defined as net loss adjusted for interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, acquisition and integration costs, investment income, unrealized (gain)/loss on investments, foreign currency (gain)/loss, gain on insurance claim, gain on extinguishment of debt, goodwill impairment, changes in fair value of contingent consideration and charges or gains resulting from non-recurring events.

Management believes that adjusted EBITDA provides a useful measure of Cryoport's operating results, a meaningful comparison with historical results and with the results of other companies, and insight into Cryoport's ongoing operating performance. Further, management and the Company’s board of directors utilize adjusted EBITDA to gain a better understanding of Cryoport's comparative operating performance from period to period and as a basis for planning and forecasting future periods. Adjusted EBITDA is also a significant performance measure used by Cryoport in connection with its incentive compensation programs. Management believes adjusted EBITDA, when read in conjunction with Cryoport's GAAP financials, is useful to investors because it provides a basis for meaningful period-to-period comparisons of Cryoport's ongoing operating results, including results of operations, against investor and analyst financial models, helps identify trends in Cryoport's underlying business and in performing related trend analyses, and it provides a better understanding of how management plans and measures Cryoport's underlying business.

Cryoport, Inc. and Subsidiaries
Reconciliation of GAAP net loss to adjusted EBITDA
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2023	2022	2023	2022
GAAP net loss	$(62,389)	$(9,436)	$(99,587)	$(37,333)
Non-GAAP adjustments to net loss:
Depreciation and amortization expense	7,449	6,134	27,487	22,765
Acquisition and integration costs	641	621	6,945	2,165
Investment income	(2,615)	(2,677)	(10,577)	(8,474)
Unrealized (gain) loss on investments	(3,542)	(1,042)	(1,242)	11,508
Gain on insurance claim	-	-	(2,642)	(4,815)
Foreign currency gain	(1,078)	(1,212)	(964)	(584)
Interest expense, net	1,306	1,456	5,503	6,142
Stock-based compensation expense	5,848	5,333	22,808	20,082
Gain on extinguishment of debt, net	-	-	(5,679)	-
Goodwill impairment	49,569	-	49,569	-
Change in fair value of contingent consideration	(665)	63	(601)	213
Other non-recurring costs	187	-	437	-
Income taxes	(1,359)	1,477	239	2,239
Adjusted EBITDA	$(6,648)	$717	$(8,304)	$13,908

Cryoport, Inc. and Subsidiaries
Total revenues by market for the three months ended December 31, 2023

(unaudited)

(in thousands)	Biopharma/ Pharma	Animal Health	Reproductive Medicine	Total
Non US-GAAP Constant Currency	$47,370	$6,661	$2,547	$56,577
As Reported	47,949	6,759	2,552	57,260
FX Impact [$]	579	98	5	683
FX Impact [%]	1.2%	1.5%	0.2%	1.2%

Cryoport, Inc. and Subsidiaries
Total revenues by market for the year ended December 31, 2023

(unaudited)

(in thousands)	Biopharma/ Pharma	Animal Health	Reproductive Medicine	Total
Non US-GAAP Constant Currency	$192,781	$30,654	$10,288	$233,723
As Reported	192,583	30,379	10,293	233,255
FX Impact [$]	(198)	(275)	5	(468)
FX Impact [%]	(0.1%)	(0.9%)	0.0%	(0.2%)